EXHIBIT 99.1
News Release
Contacts:	Media - Michael P. Wallner, General Manager, Communications and PR (513) 425-2688
Investors - Roger K. Newport, Vice President, Finance and Chief Financial Officer (513) 425-5270

AK Steel Provides Third Quarter 2013 Guidance

WEST CHESTER, OH, September 19, 2013 - AK Steel (NYSE: AKS) today provided guidance for its third quarter of 2013 financial results. AK Steel said it expects to incur a net loss of $0.22 to $0.27 per diluted share of common stock, which includes a loss of approximately $0.09 per diluted share related to the previously disclosed unplanned Middletown Works blast furnace outage described below. The principal assumptions and other factors driving this estimate are set forth below.

Shipments
AK Steel expects shipments of approximately 1,240,000 to 1,260,000 tons in the third quarter of 2013 compared to shipments of 1,323,700 tons in the second quarter of 2013, a decrease of approximately 5% to 6%. The reduction in shipments from the second quarter is attributable principally to the effects of the unplanned outage at the company's Middletown Works blast furnace and to a seasonal reduction in shipments to the automotive market. As a result of the outage, the company's melt production during the quarter has been reduced, resulting in a delay of shipments to some carbon spot market customers and an overall reduction in shipments during the quarter.

Pricing
The company expects its average selling price for the third quarter of 2013 to increase slightly to about $1,065 per ton from its average selling price of $1,061 per ton for the second quarter of 2013. The expected increase in average selling price is primarily due to a more favorable mix of value-added products compared to the previous quarter, largely offset by lower raw material surcharges and the effect of the delayed shipments to customers resulting from the unplanned blast furnace outage. The company has continued to honor its commitments to customers for lower-priced orders placed prior to the outage for carbon spot market shipments and, as a result of the limitations on its capacity for shipments caused by the outage, the company has not been able to realize the full benefit of price increases in the carbon spot market which occurred during the third quarter.

Planned Maintenance
Total planned maintenance outage costs are expected to be about $5 million in the third quarter compared to $21.6 million in the second quarter, representing a decrease of approximately $17 million in costs from the prior quarter.

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Unplanned Blast Furnace Outage Effect and Insurance Recovery
The company's projected loss for the third quarter includes approximately $12 million, or $0.09 per diluted share, related to the unplanned blast furnace outage after an expected partial insurance recovery. As previously disclosed, the company's losses attributable to the unplanned blast furnace outage are partially covered by property damage and business interruption insurance. The company expects to recognize approximately $14 million in insurance recoveries during the third quarter related to the unplanned blast furnace outage. The company anticipates there will be some additional losses incurred and insurance recoveries recorded in the fourth quarter.

Income Taxes
AK Steel said that it expects to record a non-cash income tax expense of approximately $7 million, or $0.05 per diluted share of common stock, for the third quarter of 2013 using the discrete tax method. In the second quarter of 2013, the company recorded a tax provision of $9.7 million, or $0.07 per diluted share. The company's income tax provision is primarily related to changes in the company's LIFO reserve, which results in a tax valuation allowance adjustment related to the company's deferred tax assets, and could affect this estimate.

Forward-Looking Statements
Some of the statements in this release are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including the projected loss related to the unplanned blast furnace outage and the amount of its related insurance recoveries, as well as those risks and uncertainties discussed in AK Holding's Annual Report on Form 10-K for the year ended December 31, 2012, its subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, controls and is developing metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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